As filed with the Securities and Exchange Commission on September 4, 2015

Registration No. 333-194135

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 6 TO
FORM S-11
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

American Realty Capital New York City REIT, Inc.

(Exact Name of Registrant as Specified in Its Governing Instruments)

405 Park Avenue, 14th Floor
New York, New York 10022
(212) 415-6500

(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Michael A. Happel
405 Park Avenue
New York, New York 10022
(212) 415-6500

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

With Copies to:

Peter M. Fass, Esq. Proskauer Rose LLP Eleven Times Square New York, New York 10036-8299 Tel: (212) 969-3000 Fax: (212) 969-2900	Michael J. Choate, Esq. Proskauer Rose LLP Three First National Plaza 70 West Madison, Suite 3800 Chicago, IL 60602-4342 Tel: (312) 962-3567 Fax: (312-962-3551	James A. Tanaka, Esq. General Counsel RCS Capital Corporation 405 Park Avenue New York, NY 10022 Tel: (212) 415-6500

Approximate Date of Commencement of Proposed Sale to the Public: This Post-Effective Amendment No. 6 to Form S-11 Registration Statement (Registration No. 333-194135) is being filed to deregister all of the shares of common stock that were registered but unsold under the Registration Statement that remained unsold as of the termination of the offering.

If any of the Securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 6 to the Registration Statement on Form S-11, which was originally filed February 26, 2014 (file no. 333-194135) (the “Registration Statement”) to register 30,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), of American Realty Capital New York City REIT, Inc, (the “Company”) in connection with its primary offering and 10,526,315 shares of Common Stock in connection with its Distribution Reinvestment Plan (collectively, the “Securities”), is being filed to deregister all of the Securities not yet sold.

On May 31, 2015, the Company closed its primary offering following the successful achievement of its target equity raise.  Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, the Company hereby amends the Registration Statement by deregistering all Securities that were registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement on Form S-11 and has duly caused such filing to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, the State of New York, on September 4, 2015.

AMERICAN REALTY CAPITAL NEW YORK CITY REIT, INC.

By:	/s/ Michael A. Happel
Michael A. Happel
Chief Executive Officer, President and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	CAPACITY	DATE

/s/ Michael A. Happel	Chief Executive Officer, President and Secretary (principal executive officer)	September 4, 2015
Michael A. Happel

/s/ William M. Kahane	Executive Chairman of the Board of Directors	September 4, 2015
William M. Kahane

/s/ Nicholas Radesca	Interim Chief Financial Officer, Treasurer and Secretary	September 4, 2015
Nicholas Radesca	(principal financial officer and principal accounting officer)

*	Lead Independent Director	September 4, 2015
Elizabeth K. Tuppeny

*	Independent Director	September 4, 2015
Abby M. Wenzel

/s/ Michael A. Happel
Michael A. Happel
Attorney-in-Fact